UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 28, 2022, Clovis Oncology, Inc. (the “Company”) commenced distributing to its stockholders a Notice of Annual Meeting of Stockholders and Definitive Proxy Statement and Proxy Card (the “Notice and Proxy Statement”) for its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2022. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 27, 2022. On May 23, 2022, the Company mailed or made available a letter to certain of its stockholders related to Proposal 2 and Proposal 3, which proposals are described in the Notice and Proxy Statement. A copy of the letter is set forth below and is being filed as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended.

May 23, 2022

Dear Stockholder:

We previously sent you proxy materials for the Annual Meeting of Stockholders of Clovis Oncology, Inc. to be held on June 9, 2022. The Board of Directors unanimously recommends that stockholders vote FOR all of the proposals on the agenda, including the reverse stock split and the related proposal to decrease the number of authorized shares of our common stock.

Your vote is important, no matter how many or how few shares you may own, and these proposals are important for Clovis to continue to be able to focus on its key initiatives: first, to drive Rubraca revenue growth; second, to grow our targeted radionuclide therapy program; and third, to achieve long-term financial stability.

We take seriously our mission to help improve the lives of cancer patients by developing and providing novel therapies, without which those patients may have limited treatment options. This Annual Meeting is important to that mission, as we ask stockholders to support improving the capital structure of Clovis through a reverse stock split and related decrease in Clovis’ authorized shares of common stock (proposals 2 and 3). We recently announced positive results from the Phase 3 ATHENA-MONO study of Rubraca, and we expect two more Phase 3 data readouts in the next twelve months, as well as initial Phase 1 data for our targeted radiotherapy candidate, FAP-2286, during 2022.

In order that we may seek to maximize the benefits of the recent ATHENA-MONO readout as well as the other opportunities in our pipeline for both our stockholders and our patients, we must be best positioned to finance our operating plan, which includes seeking approval from the FDA in a broader new indication. Proposals 2 and 3 are intended to:

1.	Increase the attractiveness of Clovis’s shares to a broader set of institutional investors;

2.

Give Clovis the flexibility to raise capital in the public markets and also in connection with potential strategic partnerships that may include equity investments in Clovis by partners, both of which are critical for us to continue to fund our operations and remain a going concern; and

3.	Ensure ongoing compliance with Nasdaq’s continued-listing requirements, in order to avoid potential de-listing of our common stock.

The proxy statement for the Annual Meeting of Stockholders of Clovis Oncology, Inc. contains important information and this letter should be read in conjunction with the proxy statement, which, along with other relevant materials, is available at no charge at the U.S. Securities & Exchange Commission’s website www.sec.gov and at the company’s website https://ir.clovisoncology.com/investors-and-news/financial-information/sec-filings/default.aspx.

We appreciate your continued support of Clovis.

For the Board of Directors,

Paul E. Gross

Secretary

REMEMBER:

You can vote your shares by telephone, via the Internet, or by signing, dating

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Please follow the easy instructions on the enclosed proxy card.

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your shares, please call our proxy solicitor,

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